Exhibit 10(c)

2016 PERFORMANCE UNITS PROVISIONS

As of March 15, 2016, the Board of Directors of Protective Life Corporation (the “Company”) granted you performance units (“Performance Units”) that, subject to the satisfaction of the applicable terms and conditions related to such Performance Units, including, but not limited to, the satisfaction of the applicable performance vesting conditions specified below, will entitle you to receive a cash amount based on the PL Tangible Book Value. You have also received a 2016 Performance Unit Award Letter (the “Award Letter”), which together with these Provisions for 2016 Performance Units (“2016 Performance Unit Provisions”), constitutes your “Performance Unit Award.”

1.    General Provisions. The number of Performance Units that you have been awarded, the Award Period of the Performance Units, and the Grant Date of the Performance Units are set forth in your Award Letter.

2.    Earn-Out of Performance Units.

(a)    General. Whether you will receive any cash payment in respect of your Performance Unit Award will be determined based upon the extent to which the applicable performance objectives have been satisfied and, except as otherwise provided in paragraph 5 below, your continued employment until the date the Performance Units are paid. Your right to vest in, and the amount payable in respect of, one-half of your Performance Units is dependent on the Company’s Cumulative After Tax Operating Earnings during the Award Period, and on Average Return on Equity over the Award Period with regard to the remaining one-half of the Performance Units, in each case as specified below.

(b)    Cumulative After Tax Earnings. Payment with respect to one-half of your Performance Units will be based on the Company’s Cumulative After Tax Operating Earnings during the Award Period, as determined in accordance with the following schedule:

Cumulative After Tax Operating Earnings (dollars in millions)	Percentage of Performance Units Earned
Less than $1,056	0%
$1,145	100%
$1,234 or more	200%

There will be straight-line interpolation between Cumulative After Tax Operating Earnings between $1,056,000,000 and $1,145,000,000 to determine the exact percentage to be paid between 0% and 100%; and between $1,145,000,000 and $1,234,000,000 to determine the exact percentage to be paid between 100% and 200%.

(c)    Return on Equity. Payment with respect to one-half of your Performance Units will be based on the Company’s Average Return on Equity during the Award Period, as determined in accordance with the following schedule:

Average Return on Equity	Percentage of Performance Units Earned
Less than 5.7%	0%
6.2%	100%
6.7% or more	200%

There will be straight-line interpolation between Average Return on Equity between 5.7% and 6.2% to determine the exact percentage to be paid between 0% and 100%; and between 6.2% and 6.7% to determine the exact percentage to be paid between 100% and 200%.

3.    Definitions.

For purposes of these 2016 Performance Unit Provisions, the following terms shall have the following meanings:

“Average Return on Equity” shall mean annualized Cumulative After Tax Operating Earnings during the Award Period divided by the average of the GAAP Book Value of Equity, excluding accumulated other comprehensive income as of the end of each fiscal quarter during the Award Period (or, if applicable, the number of quarters completed through the date of a Change in Control).

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean the occurrence of one or more of the following: (i) any one person or more than one person acting as a group (as provided in Code Section 409A) other than Parent or any of its affiliates (such person or group, an “Acquiring Person”) acquires beneficial ownership of the Company’s stock (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board shall designate from time to time) or any subcommittee thereof.

“Cumulative After Tax Operating Earnings” is defined as the Company’s total income earned after taxes during the Award Period, excluding the impact of realized gains or losses on investments and derivatives, any impairment losses recorded on goodwill and other intangible assets created by the Merger of a subsidiary of the Parent into the Company effective February 1, 2015, any expense borne by the Company that was the result of actions or requirements of the Company’s Parent and were not included in the business plan, unplanned changes to income resulting from new accounting pronouncements. Any lost income due to dividends paid in excess of planned amounts will be added back to determine after tax operating income.

“Merger” means the merger of another subsidiary of The Dai-ichi Life Insurance Company, Limited, with and into the Company as of February 1, 2015.

“Parent” shall mean The Dai-ichi Life Insurance Company, Limited or any successor thereto.

“Participant” shall mean each person (including you) employed by the Company, or a Subsidiary, who is selected by the Committee to receive a Performance Unit Award under the 2016 Performance Unit Provisions.

“PL Tangible Book Value” as of any date shall mean the Company’s consolidated GAAP book value of equity less accumulated other comprehensive income, less goodwill created by the Merger (net of impairments), less other intangible assets created by the Merger (net of deferred taxes, accumulated amortization, and impairment), plus all dividends paid in excess of planned amounts during the performance period, plus any lost income (determined based on the 30 year treasury rate) on dividends in excess of planned amounts (plus any management fee paid to the Parent).

“PL Tangible Book Value Per Unit” shall equal the quotient of (i) PL Tangible Book Value as of the date of the most recent audited balance sheet preceding the date of determination divided by (ii) the Total PL Units as of the date of determination.

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.

“Total PL Units” as of any date shall mean the sum of (i) the number of units determined by dividing PL Tangible Book Value as of the date of most recent audited balance sheet preceding January 1, 2016 by $100, and (ii) the number of units determined by dividing

(A) the dollar amount or value of any capital contribution made to the Company directly or indirectly by the Parent during the Award Period by (B) the PL Tangible Book Value Per Unit determined as of the date of the most recent balance sheet preceding the date the capital contribution is made.

4.    Time and Form of Payment. As soon as practicable, but not later than 60 days, after the end of the Award Period, the Committee will determine the extent to which any Performance Unit Award has been earned. The value of each earned Performance Unit shall equal the PL Tangible Book Value Per Unit and shall be paid not later than the March 15 following the end of the Award Period.

5.    Termination of Employment.

(a)    Death, Disability or Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated by death, disability (as determined in accordance with generally applicable Company policies) or by retirement on or after early retirement age under the terms of any retirement plan maintained by the Company or a Subsidiary, you (or, as applicable, your legal representative or beneficiary) will receive a payment with respect to a pro-rata portion of your Performance Units, determined based on a fraction, the numerator of which is your period of employment during the Award Period and the denominator of which is the total number of days in the Award Period. The amount in respect of your pro-rated Performance Units will be determined by applying the performance achieved through the end of the Award Period (or the date of a Change in Control, if applicable) against the schedules set forth in paragraph 2(b) and 2(c). The remaining portion of your Performance Units (i.e., the excess over the pro-rated portion) shall be forfeited as the date your employment terminates.

(b)    Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of your Performance Unit Award shall be at the discretion of the Committee. Any portion of your Performance Units which the Committee determines is not eligible for payment under this paragraph 5(b) shall be forfeited as of the date your employment terminates.

(c)    Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in paragraphs 5(a) or (b), any unvested portion of your Performance Unit Award will be forfeited.

6.    Change in Control. In the event of a Change in Control, the Award Period shall be deemed to have ended on the date of the Change in Control and you shall be deemed to have earned the greater of (i) 100% of the Performance Units, and (ii) the percentage of such Performance Units that would derive from applying the schedules in paragraphs 2(b) and 2(c) to Cumulative After Tax Operating Earnings and Average Return on Equity though the date of the Change in Control (instead of over the three-year Award Period). Any earned Performance Units shall be paid based on the PL Tangible Book Value Per Unit as of the date of such Change in Control within 60 days following the date on which the Change in Control occurs.

7.    Federal Income Tax Consequences.

(a)    General. The following description of the federal income tax consequences of the Performance Units is based on currently applicable provisions of the Code and regulations, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b)    Grant of Performance Units. This grant of Performance Units will not cause you to be subject to federal income tax.

(c)    Payment of Performance Units. You will recognize ordinary income for federal income tax purposes on the date the Performance Units are earned and paid (the “Payment Date”), unless you have made an effective election under the Company’s Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in paragraph 7(d). The amount of income recognized will be equal to the aggregate of the amount of cash paid.

(d)    Deferred Compensation Plan. You may elect to defer payment in respect of your earned Performance Units, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the deferred portion of the amount payable on your Performance Units is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid.

You will be provided with more information about this deferral opportunity, and the Deferred Compensation Plan, before your Performance Units become payable.

(e)    ERISA. This Performance Unit Award is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

8.    Tax Withholding. The Company will withhold from your Performance Units payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under that plan with respect to your Performance Units), an amount in cash sufficient to satisfy any applicable federal, state or local tax withholding obligation.

9.    Non-transferability of Performance Units. Your Performance Units may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.

10.    Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under your Performance Unit Award (including the right to receive payment in respect of your Performance Units after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

11.    Administration of the Award. Performance Unit Awards subject to these 2016 Performance Unit Provisions shall be administered by the Committee, which shall have the authority to select the Participants, to recommend to the Board the awards to be made to each Participant, and to determine the conditions subject to which awards will become payable under the 2016 Performance Unit Provisions. Notwithstanding anything else contained herein to the contrary, the Committee may delegate any or all of its duties and responsibilities in respect of all Participants other than the Chairman and Chief Executive Officer; the President and Chief Operating Officer; the Executive Vice President, Chief Legal Officer, Secretary and General Counsel; the Executive Vice President, Finance and Risk and Chief Risk Officer; and the Executive Vice President, Chief Administrative Officer. In the event that, at any time any of the aforementioned offices shall be vacant (or the title associated with such position shall be changed) the person performing the duties of such position shall serve on such officer’s committee.

The Committee shall have full power to administer and interpret, and to adopt such rules and regulations consistent with the terms of, the 2016 Performance Unit Provisions as the Committee deems necessary or advisable in order to carry out such provisions. Except as otherwise provided herein, the Committee’s interpretation and construction of the 2016 Performance Unit Provisions and its determination of any conditions applicable to, or the granting of, Performance Unit Awards to specific Participants shall be conclusive and binding.

The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the 2016 Performance Unit Provisions and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of these 2016 Performance Unit Provisions, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with any Performance Unit Awards under these 2016 Performance Unit Provisions other than as a result of such individual’s willful misconduct.

12.    Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue the 2016 Performance Unit Provisions at any time, but no amendment, termination or discontinuance of these 2016 Performance Unit Provisions will unfavorably affect any Performance Unit Award previously granted.

13.    Effect on Employment and Other Benefits. Receipt of a Performance Unit Award under the 2016 Performance Unit Provisions does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Performance Unit Award recipients are subject to discipline and discharge in the same manner as any other employee. Income recognized as a result of any payment in respect of Performance Units will not be included in the formula for calculating benefits under the Company’s Pension, 401(k), and Disability Plans.

14. Cooperation in Litigation. By accepting a Performance Unit Award subject to these 2016 Performance Unit Provisions, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company. This includes being available on reasonable notice for interviews and other communications with the Company’s counsel in connection with any such matter and appearing at the Company’s request (and without a subpoena) to be deposed or to give testimony.

15. Non-Solicitation Agreement. By accepting a Performance Unit Award subject to these 2016 Performance Unit Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not apply if you worked in, or were a resident of, the state of California when your employment terminated. This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who (1) responds to a general solicitation or advertisement that is not specifically directed to Company Employees, (2) is referred to you or your future employer by a search firm, employment agency or similar organization, or (3) directly or indirectly contacts you or your future employer on their own initiative and without having been solicited.

16. Trade Secrets; Solicitation of Customers. By accepting a Performance Unit Award subject to these 2016 Performance Unit Provisions, you agree to permanently maintain the confidentiality of the Company’s “Trade Secrets.” Trade Secrets shall include any trade secrets as defined by law, and shall specifically include information regarding customers and agents or prospective customers and agents; marketing and sales techniques, materials and information; records, documents and data; business practices, policies, procedures and strategies; product and pricing information; compensation arrangements; financial information; attorney-client communications; and any other confidential or proprietary information relating to the Company that is not available to the public. (Information is not a Trade Secret, however, if it is available in the public domain, has been obtained from a source other than the Company, or has been lawfully obtained through means other than your employment relationship with the Company.) In addition, by accepting a Performance Unit Award subject to these 2016 Performance Unit Provisions you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not – whether on your own behalf or on behalf of or in conjunction with any person or entity – use the Company’s Trade Secrets to solicit any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer or agent of the Company as of that date or (2) a prospective customer or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers or agents or prospective customers or agents through the use of Trade Secrets.

17. Recovery of Damages by the Company. You agree that if you were to violate any of paragraphs 14, 15, or 16 the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of paragraphs 14, 15, or 16. All determinations under this paragraph shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby.  This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have.

18. Acceptance of Award. By accepting your 2016 Performance Unit Award, you are agreeing to amend the definition of Average Return on Equity in your 2015 Performance Unit Award Provisions as reflected in your 2016 Performance Unit Award Provisions. Please evidence your acceptance of your 2016 Performance Unit Award and your consent to the amendment of the 2015 Performance Unit Award Provisions by signing below and returning a copy on or before March 30, 2016 to Wendy Evesque, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (Wendy.Evesque@Protective.com).
_______________________________

Questions regarding a Performance Unit Award subject to these 2016 Performance Unit Provisions and requests for additional information about the 2016 Performance Unit Provisions or the Committee should be directed to Beth Hinson, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3967, e-mail Beth.Hinson@Protective.com). These 2016 Performance Unit Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference.

Signed:____________________________

Date:__________